Exhibit 99.1

Contact:

Kevin Trosian

Vice President, Investor Relations

(805) 383-5888

Kevin.Trosian@Power-One.com

POWER-ONE POSTS RECORD SECOND QUARTER 2010 RESULTS

•                  Consolidated revenue expands to $215 million, up 135% year-over-year

•                  Ships 529 MW of inverters; cumulatively has shipped over 800 MW in 2010

•                  Posts net income of $24 million and diluted EPS of $0.17

Camarillo, CA, July 29, 2010 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the second quarter 2010. Power-One posted record net sales of $215 million for the second quarter ended July 4, 2010, an increase of 135% from the second quarter 2009.  Net income attributable to common stockholders for the second quarter was $24 million, or $0.17 per diluted share, compared to a net loss of $7 million, or $0.08 per share for the same period last year. Consolidated bookings reached $757 million in the second quarter of 2010.

“In the second quarter, we drove significantly improved revenue growth from renewable energy products, due to capacity expansion and specific demand for Power-One’s industry-leading products.  In turn, this led to expanded gross and operating margins and the third straight quarter of net profit,” said Richard Thompson, Chief Executive Officer of Power-One. “Orders were strong in the quarter, backlog increased and we expect to grow revenue again in the third quarter. Strategically, we are positioning the company to achieve profitable growth across all of our business segments through new product introductions, expansion and manufacturing efficiencies.”

Power-One expanded consolidated gross margin for the fifth consecutive quarter, improving to 37% in the second quarter of 2010, compared with 19.9% for the same period last year. A favorable product mix, better absorption and an improving manufacturing cost structure contributed to the expansion. Gross margin was negatively affected by approximately $1.8 million in charges related to the closure of the Dominican Republic facility, which was near completion at the end of the second quarter 2010. Operating income for the second quarter 2010 was $49 million, or 23% of revenue, and included $4.7 million in total charges primarily related to the closure of the Dominican Republic facility.

Strategic Business Units

Beginning this quarter, Power-One will report revenue and operating income specific to its newly formed strategic business units, or SBUs, in the company’s filings with the Securities & Exchange Commission.

Renewable Energy Solutions

Renewable Energy Solutions posted strong sequential revenue gains in the second quarter 2010. Inverter and related product sales posted a record $142 million in revenue for the second quarter 2010, or a year-over-year increase of 745% from $17 million in the second quarter 2009. Renewable Energy Solutions contributed the majority of the company’s revenue, at 66% of total sales in the quarter, versus 18% in the second quarter of 2009. Power-One shipped 529 MW of inverters in the quarter.

“Based on the efficiency, harvesting power and quality of our products and technology, we are continuing to take share in the inverter market,” said Dr. Alex Levran, President of the Renewable Energy Solutions SBU. “We are implementing strategies and investments to continue our momentum, including new product introductions, capacity expansion and investments into sales, marketing and R&D.”

Power Solutions

Power Solutions generated revenue of $72 million in the second quarter 2010 versus $74 million in the same period of 2009. Component availability continues to impact the production and sale of Power Solutions products.

“The closure of the Dominican republic facility, among other initiatives, will improve the margin profile of the Power Solutions SBU,” commented Mr. Steve Hogge, President of the Power Solutions SBU. “We will continue to reshape this business, as well as focus on new product offerings and design wins with marquee customers, in order to improve growth and profitability for this SBU.”

Business Outlook

Effective today, Power-One will begin issuing quarterly revenue guidance. For the third quarter of 2010, Power-One forecasts revenue of $250 to $270 million.

Earnings Conference Call

Power-One will discuss its 2010 second quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID # 87190408, or over the Internet through the Power-One’s investor relations Web site at http://investor.power-one.com.   To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One’s web site at http://investor.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009

RENEWABLE ENERGY SALES	$142,276	$16,831	$224,366	$29,343
POWER SALES	72,273	74,338	142,560	159,666
TOTAL SALES	214,549	91,169	366,926	189,009
COST OF GOODS SOLD	135,142	73,028	241,791	157,003
GROSS PROFIT	79,407	18,141	125,135	32,006

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	18,225	13,653	33,199	26,839
Research and development	8,568	7,234	16,946	14,742
Amortization of intangibles	356	372	733	774
Restructuring costs and asset impairment	2,923	3,882	3,852	5,013
Goodwill impairment	—	—	—	56,999
Total expenses	30,072	25,141	54,730	104,367

INCOME (LOSS) FROM OPERATIONS	49,335	(7,000)	70,405	(72,361)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	26	17	26	222
Interest expense	(2,016)	(2,211)	(4,035)	(4,336)
Other income (expense), net	722	3,182	(4,136)	8,296
Total interest and other income (expense)	(1,268)	988	(8,145)	4,182

INCOME (LOSS) BEFORE INCOME TAXES	48,067	(6,012)	62,260	(68,179)

PROVISION (BENEFIT) FOR INCOME TAXES	23,258	446	32,958	(406)
EQUITY IN EARNINGS FROM JOINT VENTURE	353	134	461	275
NET INCOME (LOSS)	$25,162	$(6,324)	$29,763	$(67,498)

PREFERRED STOCK DIVIDEND AND ACCRETION	855	506	1,706	506

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$24,307	$(6,830)	$28,057	$(68,004)

BASIC INCOME (LOSS) PER SHARE	$0.23	$(0.08)	$0.28	$(0.77)
DILUTED INCOME (LOSS) PER SHARE	$0.17	$(0.08)	$0.21	$(0.77)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	88,453	88,005	88,377	87,934
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	142,278	88,005	140,955	87,934

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	July 4,	January 3,
	2010	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$145,215	$89,553
Accounts receivable:
Trade (net of allowance)	133,931	119,783
Other	4,018	2,763
Inventories	96,214	73,173
Prepaid expenses and other current assets	12,660	10,612

Total current assets	392,038	295,884

PROPERTY AND EQUIPMENT, net	47,290	48,906
INTANGIBLE ASSETS, net	17,093	18,602
OTHER ASSETS	8,268	7,943

TOTAL ASSETS	$464,689	$371,335

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$—	$504
Accounts payable	146,504	89,074
Restructuring reserve	1,099	6,866
Long-term debt, current portion	1,172	1,269
Other accrued expenses and current liabilities	60,283	38,080

Total current liabilities	209,058	135,793

LONG-TERM DEBT, less current portion	72,636	78,146
OTHER LONG-TERM LIABILITIES	22,258	16,281

REDEEMABLE CONVERTIBLE PREFERRED STOCK	19,058	18,533

STOCKHOLDERS’ EQUITY:
Common stock	89	88
Additional paid-in capital	621,351	620,261
Accumulated other comprehensive income	27,510	39,267
Accumulated deficit	(507,271)	(537,034)

Total stockholders’ equity	141,679	122,582

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$464,689	$371,335